Exhibit 99.1

Investor and Media Inquiries: Maeve Conneighton Argot Partners 212-600-1902	Willie Quinn Sunesis Pharmaceuticals Inc. 650-266-3716

Sunesis Pharmaceuticals Reports First Quarter 2018 Financial Results and Recent Highlights

Sunesis to Host Conference Call Today at 4:30 PM Eastern Time

SOUTH SAN FRANCISCO, Calif., May 8, 2018 -- Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the first quarter ended March 31, 2018. Loss from operations for the three months ended March 31, 2018 was $7.1 million. As of March 31, 2018, cash, cash equivalents and marketable securities totaled $25.4 million. This capital is expected to fund the company into early 2019.

“We remain highly focused on the execution of our Phase 1b/2 trial evaluating our lead program, the non-covalent BTK inhibitor vecabrutinib (SNS-062), to help patients who have developed resistance to covalent BTK inhibitors such as ibrutinib, the current standard of care in treating CLL,” said Dayton Misfeldt, Interim Chief Executive Officer of Sunesis. “We believe vecabrutinib represents an important potential new treatment option for B-cell hematologic cancers, and we look forward to providing a data update from the study at a medical meeting in the fall.”

Recent Highlights

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Phase 1b/2 Study Evaluating Oral Non-Covalent BTK-inhibitor Vecabrutinib (SNS-062) in Adults with Chronic Lymphocytic Leukemia (CLL) and other B-Cell Malignancies. Sunesis’ ongoing Phase 1b/2 study is evaluating the safety, pharmacokinetics, pharmacodynamics, and antitumor activity of its potent non-covalent BTK-inhibitor vecabrutinib in adults with CLL and other B cell malignancies.  The Phase 1b portion of the study is an open-label, dose-escalation study with the goal of determining the recommended Phase 2 dose. The Phase 2 portion of the study will explore various cohorts of patients; current cohort concepts include ibrutinib-resistant patients with C481 mutations. The trial is enrolling patients who have relapsed/refractory B cell malignancies after at least 2 lines of standard treatment. For indications such as CLL with approved BTK inhibitors, one of those prior treatments must have been a covalent BTK inhibitor. The study is in the 50 mg cohort. Sunesis expects to reach the recommended Phase 2 dose in the fall of 2018.

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Appointed Industry Veteran H. Ward Wolff to the Board of Directors. In February 2018, H. Ward Wolff was appointed to the Board of Directors. Ward brings over 40 years of finance and executive leadership experience to the Board, with 20 years of experience in the life sciences sector, most recently having served as Executive Vice President and Chief Financial Officer of Sangamo Therapeutics, Inc. Mr. Wolff is also designated chairman of the company’s Audit Committee.

Financial Highlights

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Cash, cash equivalents, and marketable securities totaled $25.4 million as of March 31, 2018, as compared to $31.8 million as of December 31, 2017. The decrease of $6.4 million was primarily due to $6.6 million of net cash used in operating activities, partially offset by $0.2 million in net proceeds from the exercise of stock options. This capital is expected to fund the company into early 2019.
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Revenue for the three months ended March 31, 2018 was $0.2 million as compared to $0.7 million for the same period in 2017. The decrease between the periods was primarily due to deferred revenue related to the Royalty Agreement with RPI Finance Trust, which was fully amortized to revenue in March 2017.

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Research and development expense was $4.0 million for the three months ended March 31, 2018, as compared to $6.2 million for the same period in 2017, primarily relating to the vecabrutinib and the vosaroxin development program in each period. The decrease of $2.2 million was primarily due to $1.7 million decrease in professional services and clinical trials expenses related to higher expenses incurred in the first quarter of 2017 due to the preparation for EMA, and $0.3 million decrease in salary and personnel expenses due to lower headcounts.

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General and administrative expense was $3.4 million for the three months ended March 31, 2018, as compared to $3.9 million for the same period in 2017. The decrease of $0.5 million was primarily due to $0.4 million decrease in professional services expenses and $0.1 million decrease in commercial expenses as result of higher expenses incurred in the first quarter of 2017 due to the preparation for EMA.

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Interest expense was $0.3 million for the three months ended March 31, 2018, as compared to $0.5 million for the same period in 2017. The decrease was primarily due to the decrease in the outstanding notes payable.

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Cash used in operating activities was $6.6 million for the three months ended March 31, 2018, as compared to $9.7 million for the same period in 2017. Net cash used in the 2018 period resulted primarily from the net loss of $7.3 million and changes in operating assets and liabilities of $0.2 million, offset by net adjustments for non-cash items of $0.9 million. Net cash used in the 2017 period resulted primarily from the net loss of $9.8 million and changes in operating assets and liabilities of $0.9 million, partially offset by net adjustments for non-cash items of $1.0 million.

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Sunesis reported loss from operations of $7.1 million for the three months ended March 31, 2018, as compared to $9.4 million for the same period in 2017.  Net loss was $7.3 million for the three months ended March 31, 2018, as compared to $9.8 million for the same period in 2017.

Conference Call Information

Sunesis will host a conference today at 4:30 p.m. Eastern Time. The call can be accessed by dialing (844) 296-7720 (U.S. and Canada) or (574) 990-1148 (international) and entering passcode 9676198. To access the live audio webcast, or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at www.sunesis.com. The webcast will be recorded and available for replay on the company’s website for two weeks.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company developing new therapeutics for the treatment of solid and hematologic cancers. Sunesis has built an experienced cancer drug development organization committed to improving the lives of people with cancer. The Company is focused on advancing its novel kinase-inhibitor pipeline, with an emphasis on establishing proof of concept that its oral non-covalent BTK-inhibitor vecabrutinib is effective in ibrutinib-resistant chronic lymphocytic leukemia. Vecabrutinib is currently being evaluated in a Phase 1b/2 study in adults with chronic lymphocytic leukemia and other B-cell malignancies who have progressed after prior therapies. Beyond the development of vecabrutinib, the Company has two other kinase inhibitor programs, including the Takeda-partnered pan-RAF inhibitor TAK-580, which is in clinical trials for solid tumors, and Sunesis’ proprietary preclinical PDK1 inhibitor SNS-510, which is in preclinical development with an IND submission planned in 2019.  PDK1 is a master kinase that activates other kinases important to cell growth and survival including members of the AKT, PKC, RSK and SGK families.

For additional information on Sunesis, please visit www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to Sunesis’ cash sufficiency forecast, the continued development of vecabrutinib (SNS-062), including the timing of Phase 1b/2 trial of vecabrutinib and the therapeutic potential of vecabrutinib, further development and potential of its kinase inhibitor pipeline, and planned development of SNS-510. Words such as “believe,” “expect,” “look forward,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk related to the timing or conduct of Sunesis' clinical trials, including the vecabrutinib Phase 1b/2 trial, the risk that Sunesis' clinical or preclinical studies for vecabrutinib, SNS-510 or other product candidate may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, risks related to the timing or conduct of Sunesis' clinical trials, that Sunesis' development activities for vecabrutinib or SNS-510 could be otherwise halted or significantly delayed for various reasons, that Sunesis may not be able to receive regulatory approval of vecabrutinib, or SNS-510 in the U.S. or Europe, and risks related to Sunesis' ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of vecabrutinib, SNS-510 and other product candidates. These and other risk factors are discussed under "Risk Factors" and elsewhere in Sunesis' Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and Sunesis' other filings with the Securities and Exchange Commission.  Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein reflect any change in Sunesis' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2018	2017
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$21,365	$26,977
Marketable securities	4,033	4,773
Prepaids and other current assets	1,480	1,183
Total current assets	26,878	32,933
Property and equipment, net	18	20
Deposits and other assets	96	1,381
Total assets	$26,992	$34,334
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,038	$1,697
Accrued clinical expense	570	767
Accrued compensation	862	1,440
Other accrued liabilities	1,905	1,570
Notes payable	7,252	7,204
Total current liabilities	11,627	12,678
Other liabilities	-	112
Commitments
Stockholders’ equity:
Preferred stock	20,966	20,966
Common stock	3	3
Additional paid-in capital	634,528	633,436
Accumulated other comprehensive income (loss)	(5)	(7)
Accumulated deficit	(640,127)	(632,854)
Total stockholders’ equity	15,365	21,544
Total liabilities and stockholders’ equity	$26,992	$34,334

Note 1:  The consolidated balance sheet as of December 31, 2017 has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

SUNESIS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Three months ended March 31,
	2018	2017
	(Unaudited)	(Unaudited)
Revenue:
License and other revenue	$237	$669
Total revenues	237	669
Operating expenses:
Research and development	3,969	6,162
General and administrative	3,359	3,942
Total operating expenses	7,328	10,104
Loss from operations	(7,091)	(9,435)
Interest expense	(281)	(484)
Other income (expense), net	99	85
Net loss	(7,273)	(9,834)
Unrealized gain on available-for-sale securities	2	4
Comprehensive loss	$(7,271)	$(9,830)
Basic and diluted loss per common share:
Net loss	$(7,273)	$(9,834)
Shares used in computing basic and diluted loss per common share	34,345	21,029
Basic and diluted loss per common share	$(0.21)	$(0.47)